--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                  FORM 8-K/A

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JUNE 22, 1999
                                                          -------------

                                 ROWECOM INC.
              (Exact Name of Registrant as Specified in Charter)

            Delaware                    0-21379                  04-3370008
 -------------------------------    ----------------         -----------------
   (State or Other Jurisdiction     (Commission File          (I.R.S. Employer
        of Incorporation)               S Number)            Identification No.)


                   725 Concord Avenue,  Cambridge, MA  02138
                   -----------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code (617) 497-5800
                                                          --------------

--------------------------------------------------------------------------------

THE UNDERSIGNED REGISTRANT, ROWECOM INC. ("ROWECOM"), HEREBY AMENDS ITS CURRENT REPORT ON FORM 8-K DATED AND FILED ON JUNE 22, 1999, SOLELY TO ADD THE FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS REQUIRED BY
ITEM 7 OF FORM 8-K.

ITEM 7.   FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

(a)       Financial Statements of Business Acquired

The financial statements of Corporate Subscription Services, Inc. are set forth below.

                       Report of Independent Accountants

To the Stockholders of Corporate Subscription Services, Inc.:

In our opinion the accompanying balance sheet and the related statement of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Corporate Subscription Services, Inc. (the "Company") at December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1, on June 14, 1999, the Company was acquired by RoweCom
Inc.


PricewaterhouseCoopers LLP
Boston, Massachusetts
July 1, 1999

                     Corporate Subscription Services, Inc.
                                 Balance Sheet
                                (in thousands)

                                                            AT               AT
                                                  DECEMBER 31,        MARCH 31,
                                                          1998             1999
                                                   -----------         --------
                                                                    (unaudited)
ASSETS:
Current assets:
  Cash and cash equivalents                            $   250        $   362
  Accounts receivable                                       31              -
  Restricted cash                                           98             62
  Other current assets                                     195            200
                                                       -------        -------
     Total current assets                                  574            624

Equipment and furnishings, net                              55             49
Other assets                                                 7              7
                                                       -------        -------
     Total assets                                      $   636        $   680
                                                       =======        =======
LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
  Accounts payable                                         447            463
  Accrued expenses                                         206            446
  Accrued compensation                                      10             23
  Deferred revenue                                         889            951
  Customer advances                                         98             62
                                                       -------        -------
     Total current liabilities                           1,650          1,945

Commitments (Note 5)
Stockholders' deficit
  Common stock, no par value per share, 1,000 shares
      authorized, 100 shares issued and outstanding          1              1
  Accumulated deficit                                   (1,015)        (1,266)
                                                       -------        -------
     Total stockholders' deficit                        (1,014)        (1,265)
                                                       -------        -------
     Total liabilities and stockholders' deficit       $   636        $   680
                                                       =======        =======




The accompanying notes are an integral part of these financial statements.

                     Corporate Subscription Services, Inc.
                            Statement of Operations
                                 (in thousands)

                                            YEAR   THREE MONTHS
                                           ENDED          ENDED
                                     DECEMBER 31,      MARCH 31,
                                            1998           1999
                                    ------------   ------------
                                                    (unaudited)
Revenues                                $ 7,554         $ 1,602
Cost of revenues                          6,846           1,497
                                        -------         -------

        Gross profit                        708             105

Operating expenses:
  Sales and marketing                       648             282
  Research and development                   21              25
  General and administrative                758              49
                                        -------         -------

Total operating expenses                  1,427             356
                                        -------         -------

      Loss from operations                 (719)           (251)

Interest and other income, net                2               -
                                        -------         -------

      Loss before income taxes             (717)           (251)

Provision for income taxes                    -               -
                                        -------         -------
      Net loss                          $  (717)        $  (251)
                                        =======         =======



The accompanying notes are an integral part of these financial statements.

                     Corporate Subscriptions Services, Inc.
                       Statement of Stockholder's Deficit
                       (in thousands, except share data)



                                            Common Stock
                                            No Par Value
                                     ---------------------------    Accumulated
                                            Shares        Amount        Deficit       Total
                                     ------------- -------------  -------------     -------
Balance, December 31, 1997                     100        $    1       $   (298)   $   (297)
Net loss                                         -             -           (717)       (717)
                                            ------        ------       --------    --------
Balance, December 31, 1998                     100             1         (1,015)     (1,014)
Net loss                                         -             -           (251)       (251)
                                            ------        ------       --------    --------
Balance, March 31, 1999                        100        $    1       $ (1,266)   $ (1,265)
(unaudited)
                                            ======        ======       ========    ========




The accompanying notes are an integral part of these financial statements.

                     Corporate Subscription Services, Inc.
                            Statements of Cash Flows
                                 (in thousands)


                                                                           YEAR     THREE MONTHS
                                                                          ENDED            ENDED
                                                                    DECEMBER 31,        MARCH 31,
                                                                           1998             1999
                                                                    -----------     ------------
                                                                                     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                $(717)           $(251)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                           24                7
Changes in operating assets and liabilities:
     Accounts receivable                                                    (30)              30
     Other  current and long term assets                                    (65)              (5)
     Accounts payable                                                       316               17
     Accrued expenses and accrued compensation                              154               62
     Deferred revenue                                                       (33)             252
                                                                          -----            -----
     Net cash used in operating activities                                 (351)             112

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment and furnishings                                  (27)               -
                                                                          -----            -----
     Net cash used in investing activities                                  (27)               -

     Net decrease in cash and cash equivalents                             (378)             112

Cash and cash equivalents, beginning of year                                628              250
                                                                          -----            -----
Cash and cash equivalents, end of year                                    $ 250            $ 362
                                                                          =====            =====

SUPPLEMENTARY INFORMATION:

There was no cash paid for interest or taxes during the three month period ended March 31, 1999 or the year ended December 31, 1998.

The accompanying notes are an integral part of these financial statements.

                         NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   ------------------------------------------

   Corporate Subscription Services, Inc. ("CSS" or "the Company"), formerly Discount Magazine Subscriptions, Inc., was organized in New Jersey in August 1991. The Company provides magazine subscription advice and coordinates knowledge acquisition and management services. The Company's principal market is in the United States.

   The Company is subject to risks and uncertainties common to technology-based companies including the ability to obtain adequate financing, dependence on key individuals, successful development and marketing of its product, competition from larger and more established enterprises and the need to establish profitable operations. The Company has a negative working capital balance and has a net capital deficiency. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis or to obtain additional financing as may be required. On June 14, 1999, the Company was acquired by RoweCom Inc. ("RoweCom") for an aggregate purchase price of approximately $5,900,000. Therefore, the Company expects to operate as a subsidiary of RoweCom and receive future funding from RoweCom as its parent.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of three months or less from the date of purchase. Carrying amounts approximate fair value due to the short maturity of the investments.

     REVENUES

     Revenues are generated from subscription orders for third-party publications, which include the cost of the subscription and the associated transaction fee earned by CSS. CSS recognizes revenues from a subscription order when payment to the supplier is processed.

     RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE COSTS

     Costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product or enhancement is available for general release to customers. Amortization is based on the straight-line method over the remaining estimated life of the product. Software production costs eligible for capitalization have been immaterial.

     ADVERTISING COSTS

     CSS expenses advertising costs as incurred. Advertising expense for the year ended December 31, 1998 was $12,309.

     EQUIPMENT AND FURNISHINGS

     Equipment and furnishings are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated lives of the related assets. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

     INCOME TAXES

     The Company has elected to be taxed as an S Corporation for federal and certain state income tax purposes and, as a result, is not subject to federal taxation. The stockholders are liable for individual federal and certain state income taxes on their allocated portions of the Company's taxable income.

     CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMER INFORMATION

     Financial instruments, which potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. At December 31, 1998, all of the Company's financial instruments were held by one financial institution. The Company performs ongoing evaluations of customers' financial condition, in certain cases requires advances from customers for future purchases and maintains reserves for potential uncollectible amounts, which, in the aggregate, have not exceeded management expectations. For the year ended December 31, 1998, revenues generated from two customers represented 27% of total revenues.

     Two suppliers provided 14% of knowledge resources sold by the Company for the year ended December 31, 1998. If these suppliers were to cease providing knowledge resources at favorable prices, the Company may be unable to offer competitive prices to its customers.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to provide estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the reporting period. Actual results could differ from those estimates.

     UNAUDITED INTERIM FINANCIAL DATA

     The interim financial data as of March 31, 1999 and for the three months ended March 31, 1999 are unaudited; however, in the opinion of management, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.


  2. RESTRICTED CASH:
     ---------------

     Restricted cash consists of funds advanced by customers for the future purchase of publications. The amount has also been recorded as customer advances.


  3. EQUIPMENT AND FURNISHINGS:
     -------------------------

     The components of equipment and furnishings at December 31, 1998 were as follows:

                                           USEFUL LIFE
                                             (Years)
                                        ------------------

     Computer equipment and software            3           $39,390
     Furniture and office equipment             5            27,163
     Leasehold improvements             Term of the Lease    47,462
                                                            -------
                                                            114,015

     Less: accumulated depreciation                         (58,635)
                                                            -------
                                                            $55,380
                                                            =======

   Depreciation expense for the year ended December 31, 1998 was $24,219.



4. RELATED PARTY TRANSACTIONS:
   ---------------------------

   Included in other currents assets at December 31, 1998 is a loan to an officer and principal stockholder of the Company in the amount of $194,887. This loan is due and payable on demand.

   Included in accounts payable at December 31, 1998 was $4,000 for tax and accounting services rendered by a party related to a principal stockholder. The total expense for these services was $9,000 in 1998. In addition, marketing consulting services of approximately $141,500 were rendered by a party related to a principal stockholder during the year ended December 31, 1998.


5. COMMITMENTS:
   -----------

   The Company leases office space in Montvale, NJ under a non-cancelable operating lease agreement, which expires on July 31, 2000. Rent expense for the year ended December 31, 1998 was $41,550. The Company also leases certain office equipment under non-cancelable operating leases expiring throughout 2001. Future minimum lease payments under these leases are $84,671, $50,342 and $22,819 for years 1999, 2000 and 2001, respectively.


6. STOCKHOLDERS' DEFICIT:
   ---------------------

   The Company has authorized 1,000 shares of common stock, no par value. Common stockholders are entitled to one vote for each share held and to receive dividends if and when declared by the Board. The Company has not declared any common stock dividends to date.

7. EMPLOYEE BENEFIT PLAN:
   ---------------------

   The Company maintains a contributory 401(k) defined contribution plan (the "Plan") to provide retirement benefits for principally all employees at CSS, as defined. Under the terms of the Plan, participants may defer up to 15% of their compensation, a portion of which may be contributed on a pretax basis as defined by law. The Company may also make discretionary contributions to the Plan. Participants vest in employer contributions over a six-year period. The Company did not make any contributions to the Plan for the year ended December 31, 1998.

(b)  UNAUDITED PRO FORMA FINANCIAL STATEMENTS

In June 1999, RoweCom Inc. ("RoweCom") acquired all of the issued and outstanding capital stock of Corporate Subscription Services, Inc., ("CSS"), a New Jersey Corporation in a transaction accounted for using the purchase method of accounting.

The total consideration of $5,976,493 consisted of $5,726,493 in cash (subject to certain post-closing adjustments as provided in the agreement), and 16,260 shares of RoweCom's common stock, which were valued at $250,000. The terms of the agreement were determined in arm's length negotiations between RoweCom and the shareholders of CSS. The cash portion of the purchase price came from the proceeds of RoweCom's initial public offering, which closed on March 12, 1999.

The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1998 gives effect to the acquisition of CSS as if it occurred on January 1, 1998 and is based on the historical results of operations of RoweCom and CSS for the year ended December 31, 1998. The Unaudited Pro Forma Statement of Operations for the three months ended June 30, 1999 gives effect to the acquisition of CSS as if it occurred on April 1, 1999 and is based on the historical results of operations of RoweCom and CSS for the three months ended June 30, 1999. The Unaudited Pro Forma Statement of Operations for the six months ended June 30, 1999 gives effect to the acquisition of CSS as if it occurred on January 1, 1999 and is based on the historical results of operations of RoweCom and CSS for the six months ended June 30, 1999. The Unaudited Pro Forma Statement of Operations and the accompanying notes should be read in conjunction with the historical financial statements of RoweCom and CSS and notes thereto. A Pro Forma balance sheet has not been presented as the transaction is reflected in the most recent historical financial statements of RoweCom as filed in the Form 10-Q for the period ended June 30, 1999.

The Unaudited Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisition of CSS that would have actually occured had the acquisition of CSS being effective for the periods presented.

                              RoweCom Inc. and CSS
                  Unaudited Pro Forma Statement of Operations
                      For the year ended December 31, 1998
                     (in thousands, except per share data)


                                                                PRO           PRO
                                     ROWECOM                  FORMA         FORMA
                                        INC.       CSS.        ADJ.         TOTAL
                                   ---------    -------    --------   -----------
Revenues                          $   19,053    $ 7,554    $      -   $    26,607
Cost of revenues                      18,736      6,846           -        25,582
                                   ---------    -------    --------   -----------

    Gross profit                         317        708           -         1,025

Operating expenses:
    Sales and marketing                4,817        648           -         5,465
    Research and development           1,631         21           -         1,652
    General and administrative         1,561        758           -         2,319
    Goodwill amortization                  -          -       2,488(a)      2,448
                                   ---------    -------    --------   -----------

    Total operating expenses           8,009      1,427       2,448        11,884
                                   ---------    -------    --------   -----------

       Loss from operations           (7,692)      (719)     (2,448)      (10,859)

Interest and other income, net           172          2           -           174
                                   ---------    -------    --------   -----------

       Loss before income taxes       (7,520)      (717)     (2,448)      (10,685)

Provision for income taxes               109          -           -           109
                                   ---------    -------    --------   -----------

       Net loss                    $  (7,629)   $  (717)   $ (2,448)  $   (10,794)
                                   =========    =======    ========   ===========

(a) Adjustment to amortization to reflect the amortization of goodwill of approximately $7.3 million resulting from the acquisition of CSS, over a three year period, the expected period of benefit.


Basic and Diluted net loss per share

   Basic and diluted weighted
   average shares outstanding          4,079         --          --         4,095

   Basic and diluted loss per
   share                           $   (1.87)        --          --   $     (2.64)

                              RoweCom Inc. and CSS
                  Unaudited Pro Forma Statement of Operations
                    For the three months ended June 30, 1999
                     (in thousands, except per share data)




                                                                PRO           PRO
                                     ROWECOM                  FORMA         FORMA
                                        INC.       CSS.        ADJ.         TOTAL
                                   ---------    -------    --------     ---------
Revenues                           $   1,128    $ 1,992    $      -     $   3,120
Cost of revenues                       1,049      1,819           -         2,868
                                   ---------    -------    --------     ---------

    Gross profit                          79        173           -           252

Operating expenses:
   Sales and marketing                 2,562        355           -         2,917
   Research and development              986         39           -         1,025
   General and administrative          1,156         99           -         1,255
   Goodwill amortization                 204          -        (408)(a)       612
                                   ---------    -------    --------     ---------

   Total operating expenses            4,908        493        (408)        5,809
                                   ---------    -------    --------     ---------

    Loss from operations              (4,829)      (320)        408        (5,557)

Interest and other income, net           817          -           -           817
                                   ---------    -------    --------     ---------

    Loss before income taxes          (4,012)      (320)        408        (4,740)

Provision for income taxes                55          -           -            55
                                   ---------    -------    --------     ---------

    Net loss                       $  (4,067)   $  (320)   $    408     $  (4,795)
                                   =========    =======    ========     =========

(a) Adjustment to amortization to reflect the amortization of goodwill of approximately $7.3 million resulting from the acquisition of CSS, over a three year period, the expected period of benefit.

Basic and Diluted net loss per share

   Basic and diluted weighted
   average shares outstanding         10,090         --          --        10,107

   Basic and diluted loss per
   share                           $   (.41)         --          --     $    (.47)


                                      -12-


                              RoweCom Inc. and CSS
                  Unaudited Pro Forma Statement of Operations
                     For the six months ended June 30, 1999
                     (in thousands, except per share data)

                                                                PRO              PRO
                                     ROWECOM                  FORMA            FORMA
                                        INC.       CSS.        ADJ.            TOTAL
                                   ---------    -------    --------     ------------
Revenues                           $   2,827    $ 3,594    $      -     $      6,421
Cost of revenues                       2,576      3,316           -            5,892
                                   ---------    -------    --------     ------------

    Gross profit                         251        278                          529

Operating expenses:
   Sales and marketing                 4,457        637           -            5,094
   Research and development            1,803         64           -            1,867
   General and administrative          1,882        148           -            2,030
   Goodwill amortization                 204          -      (1,020)(a)        1,224
                                   ---------    -------    --------     ------------
   Total operating expenses            8,346        849       1,020           10,215
                                   ---------    -------    --------     ------------
    Loss from operations              (8,095)      (571)      1,020           (9,686)

Interest and other income, net         1,068          -           -            1,068
                                   ---------    -------    --------     ------------

    Loss before income taxes          (7,027)      (571)      1,020           (8,618)

Provision for income taxes                55          -           -               55
                                   ---------    -------    --------     ------------
    Net loss                       $  (7,082)   $  (571)   $  1,020     $     (8,673)
                                   =========    =======    ========     ============

(a) Adjustment to amortization to reflect the amortization of goodwill of approximately $7.3 million resulting from the acquisition of CSS, over a three year period, the expected period of benefit.

Basic and Diluted net loss per share

   Basic and diluted weighted
   average shares outstanding          8,750          -           -            8,766

   Basic and diluted loss per
   share                           $    (.82)         -           -     $       (.99)


(C) EXHIBITS


Exhibit No.         Description
-----------         -----------

23.1                Consent of PricewaterhouseCoopers LLP.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    ROWECOM INC.

August 19, 1999                          By: /s/ Louis Hernandez, Jr.,
                                            ---------------------------------
                                         Louis Hernandez, Jr.,
                                         Executive Vice President and
                                         Chief Financial Officer
                                         (Authorized Officer and Principal
                                         Financial and Accounting Officer)

                               INDEX TO EXHIBITS


Exhibit No.         Description
-----------         -----------

23.1                Consent of PricewaterhouseCoopers LLP.